Exhibit 5.1

Taft Stettinius & Hollister LLP 425 Walnut Street, Suite 1800 Cincinnati, Ohio 45202

November 19, 2025

The Marzetti Company

380 Polaris Parkway, Suite 400

Westerville, Ohio 43082

Re:	Registration Statement on Form S-8 Filed by The Marzetti Company

Ladies and Gentlemen:

We have acted as counsel to The Marzetti Company, an Ohio corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,500,000 shares of the Company’s Common Stock, without par value (the “Shares”), that may be issued pursuant to The Marzetti Company 2025 Omnibus Incentive Plan (the “Plan”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of Ohio, and this opinion is limited to, and we express no opinion as to matters governed by any laws other than, the laws of the State of Ohio.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP
TAFT STETINNIUS & HOLLISTER LLP